EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-135440 and 333-128934 on Form S-8 of Consolidated Communications Holdings, Inc. of our reports dated March 16, 2009, relating to the financial statements of GTE Mobilnet of Texas #17 Limited Partnership, Pennsylvania RSA 6(I) Limited Partnership, and Pennsylvania RSA 6(II) Limited Partnership as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, appearing in this Annual Report on Form 10-K of Consolidated Communications Holdings, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 16, 2009